EXHIBIT 5.1

CD FARBER LAW CORPORATION
(A British Columbia Law Corporation)
Suite 2602 – 1111 Beach Ave
Vancouver, British Columbia
Canda V6E 1T9
Tel: (604) 608-4226
Fax: (604) 608-4223

April 26, 2005

Actionview International, Inc.
221 East 10th Avenue, Suite #103
Vancouver, British Columbia
Canada V5T 4V1

Re:	Actionview International, Inc. (the "Corporation")
Registration Statement on Form SB-2 (the "Registration
Statement") dated April 26, 2005

Dear Sir or Madam:

We have acted as counsel to the Corporation in connection with the preparation of the Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act"), relating to the proposed public offering of up to 6,837,500 shares of the Corporation's Common Stock, par value $0.001 per share (the "Common Stock").

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-B promulgated under the 1933 Act for filing as Exhibit 5.1 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporation's Articles of Incorporation, as amended to date, the Corporation's Bylaws, as amended to date, and minutes and resolutions of the Corporation's Board of Directors and shareholders. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion. We have relied upon these documents together with the audited financial statements of the Corporation in expressing our opinion below.

The opinions expressed herein are limited to the Nevada General Corporation Law. We do not express any opinion concerning any law other than the Nevada General Corporation Law.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Selling Stockholders (as defined in the Registration Statement) to the public, when issued and sold in the manner described in the Registration Statement (as amended), will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof in connection with the matters referred to under the caption "Legal Matters” and at other places in the Prospectus.

Very truly yours,

CD FARBER LAW CORPORATION

“Christopher D. Farber”

Christopher D. Farber
BA, MBA, LLB